Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nancy Shipp, (Investors) 206.388.3136
bluenileir@bluenile.com

John Baird, (Media) 206.336.6755
johnb@bluenile.com

Blue Nile Announces Appointment of New Board Member

SEATTLE, February 2, 2005 – Blue Nile, Inc. (Nasdaq: NILE) today announced the addition of W. Eric Carlborg to its Board of Directors. Mr. Carlborg has also been appointed to Blue Nile’s audit committee. The addition of Mr. Carlborg increases the membership of the Board to eight.

Mr. Carlborg brings more than 15 years of financial management experience to the Blue Nile Board. Most recently, Mr. Carlborg was a Managing Director of Investment Banking with Merrill Lynch & Co., focused on the technology and financial sectors. Prior to his tenure at Merrill Lynch, Mr. Carlborg served in various executive financial positions, including Chief Financial Officer, with IKANO Communications, Inc. and Go2Net, Inc., providers of Internet products and services. Mr. Carlborg also previously served as Chief Financial Officer for Einstein/Noah Bagel Corp. In addition, Mr. Carlborg previously served as a member of the Board of Directors of Big Lots, Inc., a Fortune 500 retailer. Mr. Carlborg holds an M.B.A. from the University of Chicago and a B.A. from the University of Illinois.

“We are excited to welcome Eric to our Board. We believe Eric’s executive leadership and financial expertise make him a valuable addition to our Board as we continue to grow our business as the leader in online diamond and jewelry retailing,” said Mark Vadon, Chief Executive Officer.

About Blue Nile, Inc.

Blue Nile is a leading online retailer of high quality diamonds and fine jewelry. The Blue Nile web site showcases over 55,000 independently certified diamonds and more than 1,000 styles of fine jewelry, including rings, wedding bands, earrings, necklaces, pendants, bracelets and watches. Blue Nile can be found online at www.bluenile.com and www.bluenile.ca. Blue Nile is traded on the Nasdaq National Market under the trading symbol “NILE”.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, all statements related to future financial performance, plans to grow our business and build our brand. Words such as “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, the strength of our brand, competition, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including the Prospectus with respect to our initial public offering filed pursuant to Rule 424(b)(4) on May 20, 2004 and our quarterly report on Form 10-Q for the quarter ended October 3, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.